Exhibit 4.21
WERKSMANS
ATTORNEYS
CESSION IN SECURITATEM DEBITI AND PLEDGE
(Shares)
by
ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY)

LIMITED
in favour of
FIRSTRAND BANK LIMITED
(acting through its Rand Merchant Bank division)

TABLE OF CONTENTS

INTERPRETATION	1
FINANCE DOCUMENTS	3
CESSION AND PLEDGE	3
DURATON	4
DELIVERY	5
USE AND ENJOYMENT	8
SAFE-KEEPING	8
WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS	9
BREACH	11

CESSION IN SECURITATEM DEBITl AND
PLEDGE (Shares)
by
ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY)
LIMITED

In favour of

F I R S T R A N D BANK LIMITED

(acting through its Rand Merchant Bank division)
1.	INTERPRETATION

In this Agreement -

1.1	any capitalised term not defined in 1.2 but defined in the Loan Agreement shall, in this Agreement, bear the meaning assigned to it in the Loan Agreement;

1.2	the following expressions shall bear the meanings assigned to them below and cognate expressions bear corresponding meanings –

1.2.1	“the/this Agreement” or “the/this Cession” — the cession in securitatem debiti and pledge (shares) set out in this document, as amended, novated and/or replaced from time to time,

1.2.2	“Ceded Rights” — all of the Cedent’s right, title and interest in and to all the WAL Shares, including all of the Cedent’s rights from or in respect of, or constituting a part of, the aforegoing rights includin[g] the reversionary rights referred to in 3.2;

1.2.3	“Cedent” — ARMGold Harmony Joint Investment Company (Proprietary) Limited

(registration number 20021032[1]63/07), a private company duly incorporated in accordance with the laws of the RSA;

1.2.4	“CSD” - STRATE Limited, a public company with limited liability duly incorporated in the RSA, being a central securities depository duly registered as such in terms of the Securities Service Act, 2005;

1.2.5	“CSDP” — a participant duly accepted by the CSD as a. participant in terms of the Securities Services Act, 2004;

1.2.6	“Loan Agreement” — the written loan agreement concluded or to be concluded between FirstRand Bank Limited (acting through ifs Rand Merchant Bank Division), Harmony Gold Mining Company Limited, African Rainbow Minerals Gold Limited, Evander Gold Mines Limited, Randfontein Estates Limited, Avgold Limited, ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited and the Cedent contemporaneously with the signature of this Agreement;

1.2.7	“Obligations Default” — any one or more of
1.2.7.1	a breach by the Cedent of any of the Secured Obligations;

1.2.7.2	the occurrence of an Event of Default; and/or

1.2.7.3	any ciaim arising or being made against any of the Relevant Persons under the written guarantees given by them to the Lender in respect of the Secured Obligations;
1.2.8	“Parties” — the pasties to this Agreement, and “Party” means either one of them, as the context may require;

1.2.9	“Secured Obligations” — any and all obligations (irrespective of the materiality of same) which the Cedent now has, or may from time to time have, to the Lender (including contingent obligations, obligations to pay damages as a result of a breach and any other obligations whatsoever) in terms of, or arising in connection with –
1.2.9.1	the Loan Agreement (including the guarantee granted by the Cedent pursuant to the provisions of clause 28 of the Loan Agreement); and/or

1.2.9.2	this Agreement;
1.2.10	“Signature Date” — the date of signature of this Agreement by the Party signing last in time.

2.	FINANCE DOCUMENTS

This Agreement constitutes one of the Finance Documents referred to in the Loan Agreement and accordingly the provisions of clauses 2, 21, 22, 23 and 25 to 33 (both clauses inclusive) of the Loan Agreement are deemed to be incorporated into and form part of this Agreement.

3.	CESSION AND PLEDGE

3.1	As security for the Secured Obligations, the Cedent hereby cedes in securitatem debiti and pledges to and in favour of the Lender a of the Ceded Rights.

3.2	Without prejudice to any other provision of this Agreement (inducing the warranties given by the Cedent to the Lender in 8), if the Cadent has pledged. ceded or otherwise encumbered any of the Ceded Rights to any other person or entity(prior to the Signature Date, this Agreement shall (without affecting the operation of this Agreement in respect of those of the Ceded Rights which have not been so ceded to another party) constitute a cession in securitatem debiti and pledgeto the Lender of the Cedent’s reversionary rights (including all of the Cedent’s rights of action against such other party and any rights which now or may in the future vest in the Cedent pursuant to such reversionary rights) in respect of those Ceded Rights. The Lender shall be entitled to notify such other person of this Agreement.

3.3	This Agreement and the cession and pledge incorporated herein are without prejudice and in addition to, and not in substitution of, any other security (“Other Security”) which may have been granted by the Cedent and/or any other party to the Lender. The validity and/or operation of any Other Security shall not be affected by this Agreement.

4.	DURATION

This Agreement is a continuing covering security for all of the Secured

Obligations and shall only terminate after all of the Secured Obligations have been completely discharged or fully and finally settled and there are no contingent Secured Obligations in existence. Accordingly, and without limitation of the aforegoing, the provisions of this Agreement shall continue to be of full force and effect and binding on the Cadent notwithstanding

4.1	any cancellation or termination of or any variation or amendment to any agreement or other undertaking for the time being in existence between the Cedent and the Lender and/or any other person or entity (including the Borrower);

4.2	any fluctuation in or temporary extinction of any of the Secured Obligations;

4.3	any indulgence which may be shown or given by the Lender to the Cedent and/or the Borrower;

4.4	the receipt by the Lender of any dividend or other benefit in any liquidation or judicial management, compromise or composition of the Cadent and/or the Borrower; or

4.5	the whole or partial release or abandonment of, or failure to acquire or perfect, any Other Security (including a release of any surety or other guarantor or of any mortgage, pledge, cession, lien or hypothec) by the Lender,

5.	DELIVERY

5.1	The Cadent shall, on the Signature Date, deliver to the Lender (or its agent) certified copies of all documents and/or instruments of whatever nature which evidence title to, or otherwise relate to, the Ceded Rights. Without derogating from the aforegoing provisions of this 5.1, the Cadent shall so deliver to the Lender (or its agent) the original share certificates in respect of the shares comprising the Ceded Rights. (if in material form) and duly signed share transfer forms in respect thereof, which shall be undated and blank as to transferee.

5.2	If any document and/or instrument which evidences title to the Ceded Rights (or which is otherwise related to the Ceded Rights) does not exist as at the Signature Date but subsequently comes into existence, the Cadent shall deliver same to the Lender (or its agent) forthwith after it so coming into existence.

5.3	Unless the Lender is using such documents or instruments to exercise its rights in terms of 9, all documents and instruments delivered to the Lender (or its agent) in terms of this 5 Shall be held by the Lender (or its agent) for the duration of this Agreement.

5.4	All documents and instruments delivered to the Lender (or its agent) in temrs of this 5 are so delivered to ensure that the lender has full, complete and up-to-date information relating to the Ceded Rights and evidnce of the Cedent’s title thereto and, accordingly:-

5.4.1	delivery of any such documents and/or istruments shall not constitute a novation or alteration of this Agreement;

5.4.2	a breach by the Cedent of the obligation to deliver any document and/or instrument in terms of this 5 shall not -
5.4.2.1	affect the legality, validity or binding effect of the cession and pledge of the Ceded Rights embodied in this Agreement;

5.4.2.2	affect or, in any manner, impinge upon the rights of the Lender in terms of this Agreement; and
5.4.3	the cession and pledge of the Ceded Rights shall have been perfected and completed solely by virtue of the entry into of this Agreement and the delivery of the documents, or any of them, in terms of this 5 shall not be required to effect such completion or perfection of the cession and pledge of the Ceded Rights.

5.5	Notwithstanding anything to the contrary in this 5, to the extent that any of the documents and/or instruments evidencing the Ceded Rights are not in a material form (ie, to the extent that such documents and/or instruments have been dematerialised or immobilised and are held by the CSD), the Cedent shall fulfil its obligations in terms of this 5 (insofar as such obligations pertain to such documents and/or instruments which are not in a material form) by -

5.5.1	delivering to the Lender (or its agent) such documents and records (if any, and in whatever medium same may be maintained) as may be required for the Lender to procure, at any time, an electronic transfer of the Ceded Rights from the relevant securities account of the Cedent in the relevant sub-register of the CSDP in which they are registered to the relevant securities account of the Lender in the sub-register of the relevant CSDP pursuant to the provisions of -
5.5.1.1	the Companies Act; and

5.5.1.2	the Securities Services Act, 2004; and

5.5.1.3	the rules and regulations of the CSD; and
5.5.2	causing the required entries to be made in the relevant securities account of the Cedent in the relevant sub-register of the relevant CSDP in which they are registered of the Lender’s rights and interests in and to the Ceded Rights in accordance with section 43 of the Securities Services Act, 2004 and the rules and regulations of the CSD; and

5.5.3	causing an entry to be made in the relevant securities account of the relevant CSDP in the register of the CSD of the fact that the Ceded Rights have been ceded and pledged in terms of this Agreement in accordance with section 43 of the Securities Services Act, 2004 and the rules and regulations of the CSD; and

5.5.4	nominating, constituting and appointing, and the Cedent hereby irrevocably and in rem suam so nominates, constitutes and appoints, the Lender, with the power of substitution, as the Cedents sole and exclusive agent in the Cederns name, place and stead to sign all such documents and do all such things as may be necessary or desirable, if an Obligations Default has occurred, for the Lender to procure the electronic transfer of the Ceded Rights into the relevant securities account of the Lender in the sub-register of the relevant CSDP, all in such manner as the Lender may approve in writing.

6.	USE AND ENJOYMENT

6.1	Unless an Obligations Default has occurred and is continuing, the Cedent shall be entitled to exercise all of the Ceded Rights, to the exclusion of the Lender.

6.2	As from the date on which an Obligations Default has occurred and for so long as same is continuing, the Lender shall automatically be entitled to exercise all of the voting rights attaching to such shares in its own name.

7.	SAFE-KEEPING

7.1	The Lender, in its capacity as cessionary in terms of this Agreement, shall have no responsibility (but shall be entitled so to do should the Cadent fail to do se) to preserve, protect or enforce the Ceded Rights or to accept or collect any right, payment or other benefit relating to any of the Ceded Rights and is therefore not obliged to furnish any security to the Cadent in this regard.

7.2	Without prejudice to the Lender’s other rights in terms of this Agreement or at law, if at any time the Lender (as agent of the Cedent) takes any steps in accordance with 7.1 which the Lender deems necessary for the preservation, protection or enforcement of the Ceded Rights or for the acceptance or collection of any right, payment or other benefit relating to any of the Ceded Rights and incurs any reasonable cost or expense in so doing, then the Cedent shall forthwith upon demand therefor reimburse the Lender with the amount of such cost or expense.

7.3	To the extent permissible in law, the Cadent hereby absolves the Lender absolutely from, and waives. any claim the Cadent would otherwise have had in respect of, any liability for any loss; liability, damage or expense which the Cedent may suffer or incur in relation to any of the Ceded Rights as a result of any act or omission by the Lender (or any of the lenders agents or representatives) in relation thereto (including any loss, liability, damage or expense which the Cedent may suffer as a consequence, directly or indirectly, of the Lender lawfully exercising any of the Lender’s rights in terms of this agreement, failing to preserve, protect or enforce any rights attaching to the Ceded Rights or failing to accept or collect any right, payment or other benefit relating to the Ceded Rights).

8.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

8.1	The Cadent gives the lender the warranties, representations and undertakings (each a “Cedent’s Warranty’ and collectively the “Cedent’s Warranties”) in 8.2 on the basis that –

8.1.1	each Cedent’s Warranty shall, unless such Cedent`s Warranty is expressly stated to be given only at a particular date or time, be deemed to be given as on the Signature Date and repeated every day thereafter until such time as all of the Secured Obligations have been fully and finally discharged;

8.1.2	each Cedent’s Warranty shall be deemed to be material;

8.1.3	insofar as any Cedent’s Warranty is promissory or relates to a future event, such Cedent’s Warranty shall be deemed conclusively to have been given as at the due date for fulfilment of the promise or for the happening of the event, as the case may be;

8.1.4	each Cedent’s Warranty shall be a separate and independent warranty and shall not be limited to any reference to, or inference from, the terms of any other warranty or any other provision of this Agreement; and

8.1.5	each Cedent’s Warranty shall to the extent that it is expressed in an inappropriate tense be construed, and read, in the appropriate tense be construed, and read, in the appropraite tense.

8.2	The Cedent warrants, represents and undertakes in favour of the Lender that save as otherwise provided for, or contemplated in this Agreement –

8.2.1	it is or will be the sole and beneficial owner of the Ceded Rights and be entitled to exercise the Ceded Rights;

8.2.2	it has not ceded, pledged, hypothecated or otherwise encumbered or created an Encumbrance over the Ceded Rights in any way whatsoever;

8.2.3	the Ceded Rights are not subject to any limitation on their transferability which has not been waived (as applicable) which would impede the implementation of any provision of this Agreement;

8.2.4	it shall not alienate, encumber or create an Encumbrance over, or attempt to alienate, encumber or create an Encumbrance over, any of the Ceded Rights;

8.2.5	no person has or will for the duration of this Agreement have any right to acquire (including any option or right of pre-emption) any of the Ceded Rights;

8.2.6	it shall, if an 5llgat€ons Default octiurs, render to the Lender such assistance as the Lender may require for the purpose of enforcing its rights in respect of any Ceded R€ghts. Accordingly it shall, at all reasonable times and on reasonable notice and whether or not an Obligations Default has occur, ed, give the Lender free and unrestricted access to all of its books, records and documents relating to the Ceded Rights and the lender shall be entitled to extract information and take copies of such books, records and documents.

8.2.7	If an Obligations Default occurs, it shall not exercise or purport to exercise any right attaching to or constituting part of the Ceded Rights, unless done with the prior written consent of the Lender;

8.2.8	it is not in breach or would (after the expiry of an applicable grace period) be deemed to be in breach of any of its obligations under this Agreement;

8.2.9	it shall not amend or purport to amend any of the terms or rights constituting part of or pertaining to the Ceded Rights; and

8.2.10	it shall immediately advise the Lender if any of the provisions of this Agreement are, or may be, breached.

9.	BREACH

9.1	This Agreement constitutes one of the Finance Documents and, accordingly, the occurrence of any of the events and circumstances set out in clause 19 of the Loan Agreement shall be deemed to constitute a breach by the Cadent of this Agreement.

9.2	If an Obligations Default occurs and for so long as same is continuing, then the Lender shall entitled, after having given the Cedent a period of ten days in which to remedy the Obligations Default but without first obtaining any order of court,

9.2.1	if applicable, and while the shares mprising the Ceded Rights remain registered in the name of the Cedent, to appoint any person as the Cedent’s proxy or representative to attend meetings of shareholders of the Cadent, to exercise any votes attaching to any of the Ceded Rights at any such meetings of shareholders and to represent the Cedent in all respects at such meetings;

9.2.2	if applicable, to have the shares comprising the Ceded Rights registered in the name of the Lender (as custodian) at the cost and expense of the Cedent prior to the disposal thereof in terms of 9.2.3;

9.2.3	either
9.2.3.1	(without any obligations to do so at any particular price or to take any particular steps to ensure the best possible price) to cause all or any of the Ceded Rights to be sold either by public auction or private treaty, as the Lender in its sole and absolute discretion may deem fit; or

9.2.3.2	without prejudice to the rights of the Lender (or any of its subsidiaries), to purchase such Ceded Rights at any such sale by public auction if there is a public auction in terms of 9.2.3.1, or to a quire all or any of the Ceded Rights at a price equal to the fair value thereof at the time which, in the absence of agreement between the Lender and the Cedent at the time, shall be determined by any auditor appointed for this purpose by the President for the time being of the South African institute of Chartered Accountants (or its successor body) at the request of the Lender. Such auditor shall act as an expert and not as an arbitrator, and shall determine such fair value in his sole and absolute discretion and his decision shall, in the absence of manifest error in calculation, be final and binding on the parties;
9.2.4	to convey valid title in the Ceded Rights to any purchaser thereof (including the Lender itself)

9.2.5	to exercise any rights of the Cedent afforded to it pursuant to the Ceded Rights;

9.2.6	to recover and retain and give a valid receipt for any amount due in terms of or in respect of any of the Ceded Rights directly from the Cedent or any other person;

9.2.7	if for any reason whatsoever, the Lender is unable to exercise any of its rights in terms of 9.2.1, 9.2.2, 923, 9.2.4, 9.2.5 and 9.2.6, to claim from the Cedent by way of damages, an amount equal to the value that the Ceded Rights but not exceeding the amount owing by the Cedent to the Lender pursuant to the Secured Obligations;

and/or

9.2.8	to grant any indulgence, leniency, extension of time and/or to compromise, release, abandon or waive any right or spes which relates to : or constitutes part of the Ceded Rights, including any right against the Cedent, any right against any surety or guarantor and any right in terms of any other form of security.

9.3	The Lender shall apply the net proceeds of any disposal or recovery referred to in 9.2 (after deducting therefrom all reasonable casts and expenses incurred by the Lender in connection with such sale, acquisition or recovery and the exercise by the Lender of the Lenders rights) in reduction or discharge, as the case may be, of the Cedenrs indebtedness to the Lender,

9.4	The Cedent hereby irrevocably and in rem suam nominates, constitutes and appoints such officer, or employee or agent of the Lender as shall from time to time be nominated for this purpose by the Lender as the Cedent’s sole and exclusive attorney and agent in the Cedent’s name, place and stead, to sign and execute all such documents and to do all such things as such officer in his sole and absolute discretion may consider to be necessary or desirable to give effect to this Agreement (including this 9).

9.5	The Parties acknowledge and agree that –

9.5.1	the Secured Obligations are obligations of a commercial nature;

9.5.2	the application of the provisions of this 9 will confer upon the Lender certain procedural benefits which, in fight of the commercial nature of the transaction secured by this Agreement, are fair, reasonable and necessary to ensure that the Lender does not suffer unfair commercial prejudice.

9.6	The provisions of this 9 are without prejudice to any other rights and remedies which the Lender may have in terms of this Agreement and/or the Loan Agreement and shall be severable and divisible from the other terms and conditions of this Agreement if found to be invalid or unenforceable. In this regard the Parties record that the terms hereof would constitute a cession in securitatem debiti and pledge even if the parate executie terms included herein were not agreed upon and accordingly even if the parate executie terms are found to be invalid or enforceable, the remaining provisions of this Agreement are intended to remain of full force and effect.

Signed at Sandton on 11 March 2006

for	ARMGold Harmony Joint Venture
investment Company (Proprietary)
Limited

who warrants that he s duly
authorised hereto

NOTARIAL COPY
FIRSTMND BANK LIMITED
HARMONY TRANSACTION
DOCUMENTATION
11 I t   a r c h   2006
WERKSMANS
A T T O R N E Y
155T
SANDOWN SANDTON
2>9 JOHANNESBURG
SOUTH AFRICA
PRIVATE BAG I001 S
SANDTON 2146
TEL      (27) (II) 535-8000
FAX      (27) (I I) 535-8600
DOC EX 1 I 1 SANDTON
tNTERN ET: ha),lerksmns,co,za
E-MAIL: enquiries ..2erksmans.c.o.73

CERTIFICATE
I, the undersigned,
WILLEM JORDAAN DU PLESSIS
a
Notary Public, practising at Johannesburg, in the Province of Gauteng, Republic of South Africa, duly admitted and sworn, do hereby certify and attest unto all whom it may concern that the transaction documents relating to
THE HARMONY TRANSACTION
attached hereto are true and correct copies of the original thereof.
SIGNED AT SANDTON ON            ~~MARCH~~ 2006.

NOTARY PUBLIC

Werksman
155 — 5th Skeet
Sandown
Sandton
2196
Private Bag 10015
Sandton
2146
Tel : (011) 535-8000 Telefax : (011)
535-8600